Exhibit 99.1

Palo Alto Networks Appoints Dr. Helene D. Gayle to Its Board of Directors

SANTA CLARA, Calif., Feb. 19, 2021 – Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the appointment of Dr. Helene D. Gayle to the company’s board of directors and the nominating and corporate governance committee of the board.

“We are fortunate to have Dr. Gayle join the Palo Alto Networks’ board,” said Nikesh Arora, chairman and CEO of Palo Alto Networks. “I had the opportunity to serve on the Colgate Palmolive board alongside Dr. Gayle and saw the impact of her integrity and thoughtful perspective. We look forward to the valuable insight and contributions she will bring to our strategy and growth.”

Dr. Gayle brings to the board extensive experience leading complex, domestic and international organizations and risk oversight and governance expertise, having served as a director of private and public companies. She currently serves as the president and CEO of The Chicago Community Trust, a community foundation dedicated to improving the Chicago region through strategic grant making, civic engagement and inspiring philanthropy. Previously, she served as the CEO of the McKinsey Social Initiative, a nonprofit that builds partnerships for social impact, from 2015 to 2017, and was president and CEO of CARE, a leading international humanitarian organization for nine years.

Dr. Gayle spent 20 years with the Centers for Disease Control, working primarily on HIV/AIDS. She worked at the Bill & Melinda Gates Foundation, directing programs on HIV/AIDS and other global health issues. She currently serves as a member of the board of directors of GoHealth, The Coca-Cola Company and Colgate-Palmolive Company. She holds a bachelor’s degree in psychology from Barnard College, an M.D. at the University of Pennsylvania and a master’s degree in public health at Johns Hopkins University.

About Palo Alto Networks

We are the global cybersecurity leader, known for always challenging the security status quo. Our mission is to protect our way of life in the digital age by preventing successful cyberattacks. This has given us the privilege of safely enabling tens of thousands of organizations and their customers. Our pioneering Security Operating Platform emboldens their digital transformation with continuous innovation that seizes the latest breakthroughs in security, automation, and analytics. By delivering a true platform and empowering a growing ecosystem of change-makers like us, we provide highly effective and innovative cybersecurity across clouds, networks, and mobile devices. Find out more at www.paloaltonetworks.com.

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Media Contact:

Mara Mort

Senior Director of Corporate Communications, Palo Alto Networks

Mobile: 1-415-850-8645

mmort@paloaltonetworks.com

Investor Relations Contact:

Karen Fung

Senior Director of Investor Relations, Palo Alto Networks

Office: 1-408-638-3296

kfung@paloaltonetworks.com